Exhibit 107
Calculation of Filing Fee Table

Form S-3
(Form Type)

Globe Life Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock (3)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
	Equity	Preferred Stock (4)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
	Equity	Depositary Shares (5)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
	Debt	Debt Securities (6)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
	Other	Warrants (7)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
	Other	Purchase Contracts (8)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
	Other	Units (9)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts							(1)
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							(1)

Exhibit 107

(1)    An unspecified aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchanges of other securities or that are issued in units or represented by depositary shares. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)    An indeterminate aggregate amount of securities is being registered as may from time to time be offered for sale or sold at indeterminate prices. In reliance on Rules 456(b) and 457® under the Securities Act of 1933, the Registrant is deferring payment of all of the registration fees relating to the registration of securities hereby until such fees become payable in connection with an offering of such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares registered hereunder.
(3)    Includes such presently indeterminate number of shares of common stock as may be issued (a) upon conversion of or exchange for any debt securities or preferred stock that provide for conversion or exchange into common stock, (b) upon exercise of warrants to purchase common stock or (c) pursuant to purchase contracts or units.
(4)    Includes preferred stock issuable upon conversion or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable for preferred stock, including upon the exercise of warrants or delivery upon settlement of purchase contracts.
(5)    Includes depositary shares evidenced by depositary receipts issuable in the event that Globe Life Inc. elects to offer fractional interests in debt securities or shares of common or preferred stock registered hereby, upon the exercise of warrants or delivery upon settlement of purchase contracts.
(6)    Includes such indeterminate principal amount of debt securities, which may be senior or subordinated. Such debt securities may be issuable upon conversion or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable for debt securities, including upon the exercise of warrants or delivery upon settlement of purchase contracts.
(7)    Warrants may represent rights to purchase common stock, preferred stock, debt securities or other securities registered hereunder. Warrants may be sold separately or with common stock, preferred stock, debt securities or other securities registered hereunder.
(8)    Includes purchase contracts issuable upon conversion or exchange of securities registered hereunder to the extent any such securities are, by their terms convertible into or exchangeable for purchase contracts. Each purchase contract obligates the registrant to sell, and the holder thereof to purchase, an indeterminate number of debt securities, common stock, preferred stock or other securities registered hereunder.
(9)    Each unit will be issued under a unit agreement or other document and will represent an interest in two or more debt securities, warrants, purchase contracts, shares of preferred stock, shares of common stock or depositary shares, in any combination, which may or may not be separable from one another.